Exhibit (a)(20)

                     LANDRY'S SEAFOOD RESTAURANTS, INC.
                          ANNOUNCES ACQUISITION OF
                           RAINFOREST CAFE, INC.

     Houston, TX, October 27, 2000 - Landry's Seafood Restaurants, Inc. (NYSE: LNY) announced that, as of today, approximately 13,360,000 shares of Rainforest Cafe, Inc. (NASDAQ: RAIN) common stock were validly tendered pursuant to Landry's tender offer. The Rainforest shares tendered into the offer, together with the 1,030,800 shares owned by Landry's, represents almost 65% of all outstanding Rainforest shares. Since a majority of the shares have been tendered, Landry's will control Rainforest effective today at midnight.

     Tilman J. Fertitta, President, Chairman and CEO of Landry's, said, "We are elated with the results of our tender offer for Rainforest. They have some of the most exciting locations in the Country. Our management team looks forward to the opportunity and privilege of working with our new Rainforest employees. Landry's officially welcomes all Rainforest employees to our new Company."

     Lyle Berman, Chief Executive Officer of Rainforest Cafe, stated that "We are pleased that a majority of our shares have been tendered to Landry's. We are confident of Landry's management abilities and wish them success in managing Rainforest Cafe as part of their operations."

     Landry's tender offer is scheduled to expire at 12:00 midnight (EST) tonight.

     This news release (as well as information included in oral statements or other written statements made or to be made by Landry's) may contain forward-looking statements. Actual events or Landry's results may differ materially from the results discussed in the forward-looking statements. Landry's does not expect to update forward-looking statements continually as conditions change.

For Landry's Seafood Restaurants, Inc. Investors

CONTACT:    TILMAN J. FERTITTA               OR    PAUL S. WEST
            CHAIRMAN, PRESIDENT AND C.E.O.         VICE PRESIDENT-
            (713) 850-1010                           FINANCE AND CFO
                                                   (713) 850-1010
                                                   email:  Pwest@Ldry.com
                                                   www.LandrysSeafood.com